UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 28, 2012

Mid-Wisconsin Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	0-18542	06-1169935
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

132 West State Street
Medford, Wisconsin 54451
(Address of principal executive offices) (Zip code)

(715) 748-8300
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange

 Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange

 Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement

On November 28, 2012, Mid-Wisconsin Financial Services, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Nicolet Bankshares, Inc. (“Nicolet”), the holding company for Nicolet National Bank.

Pursuant to the terms of the Merger Agreement, the Company will be merged with and into Nicolet with Nicolet surviving the merger.  After the merger, the Company’s bank subsidiary, Mid-Wisconsin Bank, will be merged with and into Nicolet National Bank with Nicolet National Bank surviving the merger.  The transactions contemplated by the Merger Agreement are expected to be completed in the second quarter of 2013 and are contingent on the customary conditions, including regulatory approval and the approval of the shareholders of both the Company and Nicolet.

Under the terms of the Merger Agreement, shareholders of record of the Company who hold more than 200 shares of Company common stock will receive 0.3727 shares of Nicolet common stock for each share of Company common stock.  Holders of  200 or fewer shares of Company common stock or holders of shares located in states in which it is impracticable or impossible to issue shares of Nicolet common stock will receive cash in the amount of $6.15 per share of Company common stock.  The number of holders of Company common stock receiving cash consideration in lieu of Nicolet common stock is subject to adjustment pursuant to the terms of the Merger Agreement.  At the effective time of the merger, it is expected that the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and Fixed Rate Cumulative Perpetual Preferred Stock, Series B, issued by the Company to the United States Treasury (the ‘TARP Preferred”) will be cancelled and converted into the right to receive cash in the aggregate amount equal to the liquidation preference of the TARP Preferred plus all accrued and unpaid dividends thereon.

Each of the directors and executive officers of the Company and Nicolet will enter into voting agreements pursuant to which they will agree to vote their shares in favor of the transaction.  In addition, two of the Company’s current directors, Dr. Kim Gowey and Mr. Christopher Ghidorzi, will serve on Nicolet’s board of directors after the merger.

Attached as Exhibits 99.1 and 99.2 are copies of the Company’s and Nicolet’s joint press release relating to the merger and Form of Brochure for Employees of Frequently Asked Questions, which are incorporated herein by reference.  The above description of the Merger Agreement and the related transactions is a summary only and does not purport to be complete and is qualified in its entirety by reference to the definitive Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement is being included to provide the agreed upon terms of the transaction.  It is not intended to provide other factual information about the Company.  Such information regarding the Company can be found in other public filings that the Company has made with the SEC, which are available without charge at www.sec.gov.  The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates; were solely for the benefit of the Company and Nicolet; and may be subject to limitations agreed upon by the parties, including being qualified by certain confidential disclosure schedules exchanged between the parties in connection with the execution of the Merger Agreement.  Accordingly, the representations and warranties should not be relied on as characterizations of the actual state of facts since they may be modified in important part by the underlying disclosure schedules.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits.

2.1

Agreement and Plan of Merger, dated as of November 28, 2012, by and among Nicolet Bankshares, Inc. and Mid-Wisconsin Financial Services, Inc.

99.1

Press Release, dated November 28, 2012.

99.2

Form of Brochure for Employees of Frequently Asked Questions, dated November 28, 2012

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 28, 2012

MID-WISCONSIN FINANCIAL SERVICES, INC.

By:

/s/ Scot G. Thompson

Name:  Scot G. Thompson

Title:    Principal Executive Officer